Exhibit 99.1
Freddie Mac Reports Net Income of $2.9 Billion for Fourth Quarter 2023
and $10.5 Billion for Full-Year 2023

Making Home Possible for 1.4 Million Households in 2023
•Financed 955,000 mortgages, with 56% of eligible loans being affordable to low- to moderate-income families, and enabled 375,000 first-time homebuyers to purchase a home.
•Financed 447,000 rental units, with 92% of eligible units being affordable to low- to moderate-income families.

Fourth Quarter 2023 Financial Results

Market Liquidity Provided - $89 Billion	Homes and Rental Units Financed - 391,000	Net Worth - $47.7 Billion	Total Mortgage Portfolio - $3.5 Trillion

Consolidated
•Net income of $2.9 billion, an increase of 65% year-over-year, primarily driven by higher net revenues and a credit reserve release in Single-Family in the fourth quarter of 2023 compared to a credit reserve build in Single-Family in the fourth quarter of 2022.
•Net revenues of $5.4 billion, an increase of 11% year-over-year, driven by higher net interest income and non-interest income.
•Benefit for credit losses of $0.5 billion, primarily driven by a credit reserve release in Single-Family due to improvements in house prices.
•New business activity of $73 billion, down 3% year-over-year, as both home purchase and refinance activity were affected by higher mortgage interest rates. Full-year 2023 activity of $300 billion, down 45% year-over-year.
•Mortgage portfolio of $3.0 trillion, up 2% year-over-year, as portfolio growth moderated in 2023 due to the slowdown in new business activity.
•Serious delinquency rate of 0.55%, down from 0.66% at December 31, 2022.
•Completed approximately 19,000 loan workouts.
•61% of mortgage portfolio covered by credit enhancements.
•New business activity of $16 billion, down 45% year-over-year, as higher mortgage interest rates have reduced demand for multifamily financing. Full-year 2023 activity of $48 billion, down 34% year-over-year.
•Mortgage portfolio of $441 billion, up 3% year-over-year, as portfolio growth moderated in 2023 due to the slowdown in new business activity.
•Delinquency rate of 0.28%, up from 0.12% at December 31, 2022.
•94% of mortgage portfolio covered by credit enhancements.

“In 2023, Freddie Mac delivered on its mission, achieved solid financial results, and meaningfully increased its net worth. The company helped more than 1.4 million families buy, refinance, or rent a home, and worked with lenders to reach more borrowers in underserved areas. Freddie Mac also set a new milestone, financing a higher proportion of loans for first-time homebuyers than in any year since we started tracking that statistic three decades ago.”

Michael J. DeVito
Chief Executive Officer

Net Revenues $5.4 Billion Net Income $2.9 Billion Comprehensive Income $3.1 Billion

Single-Family

Net Revenues $4.8 Billion Net Income $2.7 Billion Comprehensive Income $2.7 Billion

Multifamily

Net Revenues $0.6 Billion Net Income $0.3 Billion Comprehensive Income $0.4 Billion

Freddie Mac Fourth Quarter and Full-Year 2023 Financial Results
February 14, 2024

McLean, VA — Freddie Mac (OTCQB: FMCC) today reported net income of $2.9 billion for the fourth quarter of 2023, an increase of 65% year-over-year, primarily driven by higher net revenues and a credit reserve release in Single-Family in the fourth quarter of 2023 compared to a credit reserve build in Single-Family in the fourth quarter of 2022.
Net revenues were $5.4 billion for the fourth quarter of 2023, up 11% year-over-year, driven by higher net interest income and non-interest income. Net interest income for the fourth quarter of 2023 was $4.8 billion, up 4% year-over-year, primarily driven by higher investments net interest income as a result of higher short-term interest rates, partially offset by lower deferred fee income due to slower mortgage prepayment activity. Non-interest income for the fourth quarter of 2023 was $0.6 billion, up 147% year-over-year, primarily driven by higher guarantee income in Multifamily and higher net investment gains.
Benefit for credit losses was $0.5 billion for the fourth quarter of 2023, primarily driven by a credit reserve release in Single-Family due to improvements in house prices. The provision for credit losses of $0.6 billion for the fourth quarter of 2022 was primarily driven by a credit reserve build in Single-Family due to deterioration in house prices.
Full-Year 2023 Financial Results
Freddie Mac reported net income of $10.5 billion for full-year 2023, an increase of 13% year-over-year, primarily driven by a credit reserve release in Single-Family in 2023 compared to a credit reserve build in Single-Family in 2022, partially offset by higher non-interest expense.
Net revenues were $21.2 billion for full-year 2023, down slightly year-over-year, as higher net interest income was offset by lower non-interest income. Net interest income for full-year 2023 was $18.5 billion, up 3% year-over-year, primarily driven by higher investments net interest income as a result of higher short-term interest rates, partially offset by lower deferred fee income due to slower mortgage prepayment activity. Non-interest income was $2.7 billion for full-year 2023, down 18% year-over-year, as the prior year period included spread-related gains on commitments to hedge the Single-Family securitization pipeline that did not recur in 2023.
Benefit for credit losses was $0.9 billion for full-year 2023, driven by a credit reserve release in Single-Family due to improvements in house prices. The provision for credit losses of $1.8 billion for full-year 2022 was primarily driven by a credit reserve build in Single-Family due to deterioration in house prices.
Non-interest expense for full-year 2023 was $8.9 billion, up 14% year-over-year, primarily driven by higher credit enhancement expense due to a higher volume of outstanding cumulative CRT transactions and higher losses on STACR Trust note repurchases, a decrease in credit enhancement recoveries due to a decline in expected credit losses on covered loans, and an accrual of $0.3 billion for an adverse judgment at trial.

Freddie Mac Fourth Quarter and Full-Year 2023 Financial Results
February 14, 2024

Summary of Consolidated Statements of Income and Comprehensive Income

(Dollars in millions)	4Q 2023	3Q 2023	Change	4Q 2022	Change	2023	2022
Net interest income	$4,769	$4,749	$20	$4,588	$181	$18,542	$18,005
Non-interest income	604	941	(337)	245	359	2,687	3,259
Net revenues	5,373	5,690	(317)	4,833	540	21,229	21,264
(Provision) benefit for credit losses	467	263	204	(575)	1,042	872	(1,841)
Non-interest expense	(2,190)	(2,576)	386	(2,042)	(148)	(8,902)	(7,819)
Income before income tax expense	3,650	3,377	273	2,216	1,434	13,199	11,604
Income tax expense	(736)	(692)	(44)	(453)	(283)	(2,661)	(2,277)
Net income	2,914	2,685	229	1,763	1,151	10,538	9,327
Other comprehensive income (loss) , net of taxes and reclassification adjustments	147	19	128	25	122	166	(342)
Comprehensive income	$3,061	$2,704	$357	$1,788	$1,273	$10,704	$8,985

Conservatorship metrics (in millions)
Net worth	$47,722	$44,661	$3,061	$37,018	$10,704	$47,722	$37,018
Senior preferred stock liquidation preference	117,309	114,605	2,704	107,878	9,431	117,309	107,878
Remaining Treasury funding commitment	140,162	140,162	—	140,162	—	140,162	140,162
Cumulative dividend payments to Treasury	119,680	119,680	—	119,680	—	119,680	119,680
Cumulative draws from Treasury	71,648	71,648	—	71,648	—	71,648	71,648

Freddie Mac Fourth Quarter and Full-Year 2023 Financial Results
February 14, 2024

Single-Family Segment
Financial Results
Net Revenues
(In billions)

Net Income
(In billions)
Comprehensive Income
(In billions)

(Dollars in millions)	4Q 2023	3Q 2023	Change	4Q 2022	Change	2023	2022
Net interest income	$4,532	$4,534	($2)	$4,363	$169	$17,657	$17,067
Non-interest income	245	393	(148)	(118)	363	610	1,684
Net revenues	4,777	4,927	(150)	4,245	532	18,267	18,751
(Provision) benefit for credit losses	548	304	244	(521)	1,069	1,172	(1,772)
Non-interest expense	(1,997)	(2,310)	313	(1,863)	(134)	(8,118)	(7,148)
Income before income tax expense	3,328	2,921	407	1,861	1,467	11,321	9,831
Income tax expense	(670)	(598)	(72)	(381)	(289)	(2,282)	(1,929)
Net income	2,658	2,323	335	1,480	1,178	9,039	7,902
Total other comprehensive income (loss), net of taxes and reclassification adjustments	15	(6)	21	22	(7)	10	(24)
Comprehensive income	$2,673	$2,317	$356	$1,502	$1,171	$9,049	$7,878
Fourth Quarter 2023
Net income of $2.7 billion, up 80% year-over-year.
•Net revenues were $4.8 billion, up 13% year-over year. Net interest income was $4.5 billion, up 4% year-over-year, primarily driven by higher investments net interest income as a result of higher short-term interest rates, partially offset by lower deferred fee income due to slower mortgage prepayment activity.
•Benefit for credit losses was $0.5 billion for the fourth quarter of 2023, primarily driven by a credit reserve release due to improvements in house prices. The provision for credit losses of $0.5 billion for the fourth quarter of 2022 was primarily driven by deterioration in house prices.
Full-Year 2023
Net income of $9.0 billion, up 14% year-over-year.
•Net revenues were $18.3 billion, down 3% year-over-year. Net interest income was $17.7 billion, up 3% year-over-year, primarily driven by higher investments net interest income as a result of higher short-term interest rates, partially offset by lower deferred fee income due to slower mortgage prepayment activity. Non-interest income was $0.6 billion, down 64% year-over-year, as the prior year period included spread-related gains on commitments to hedge the Single-Family securitization pipeline that did not recur in 2023.
•Benefit for credit losses was $1.2 billion for full-year 2023, primarily driven by a credit reserve release due to improvements in house prices. The provision for credit losses was $1.8 billion for full-year 2022, primarily driven by a credit reserve build due to deterioration in house prices.
•Non-interest expense was $8.1 billion, up 14% year-over-year, primarily driven by higher credit enhancement expense due to a higher volume of outstanding cumulative CRT transactions and higher losses on STACR Trust note repurchases, a decrease in credit enhancement recoveries due to a decline in expected credit losses on covered loans, and an allocation of $250 million for the accrual of an adverse judgment at trial.

Freddie Mac Fourth Quarter and Full-Year 2023 Financial Results
February 14, 2024

Single-Family Segment
Business Results
New Business Activity
(UPB in billions)

Mortgage Portfolio
(UPB in billions)

Serious Delinquency Rate

	4Q 2023	3Q 2023	Change	4Q 2022	Change	2023	2022
New Business Statistics:
Single-Family homes funded (in thousands)	236	271	(35)	252	(16)	955	1,803
Purchase borrowers (in thousands)	199	233	(34)	200	(1)	806	1,039
Refinance borrowers (in thousands)	37	38	(1)	52	(15)	149	764
Affordable to low- to moderate-income families (%)(1)	56	56	—	57	(1)	56	58
First-time homebuyers (%)(2)	51	50	1	49	2	51	49
Average estimated guarantee fee rate (bps)	56	55	1	51	5	56	51
Weighted average original loan-to-value (LTV) (%)	77	78	(1)	78	(1)	78	75
Weighted average original credit score	752	753	(1)	747	5	752	746
UPB covered by new CRT issuance (in billions)	$36	$8	$28	$58	($22)	$115	$553
Portfolio Statistics:
Average estimated guarantee fee rate (bps)	48	48	—	48	0	48	48
Weighted average current LTV (%)	52	53	(1)	54	(2)	52	54
Weighted average current credit score	755	756	(1)	756	(1)	755	756
Loan count (in millions)	13.7	13.7	—	13.6	0.1	13.7	13.6
Credit-Related Statistics:
Loan workout activity (in thousands)	19	18	1	22	(3)	81	136
Credit enhancement coverage (%)	61	62	(1)	61	—	61	61
(1) Eligible loans acquired affordable to families earning at or below 120% of area median income (AMI).
(2) Calculated as a percentage of purchase borrowers with loans secured by primary residences.
Business Highlights
•The percentage of new acquisitions represented by purchase loans increased in the fourth quarter of 2023, compared to the fourth quarter of 2022, as refinance activity slowed due to higher mortgage interest rates. First-time homebuyers represented 51% of new single-family home purchase loans.
•The UPB of mortgage loans covered by CRT transactions issued during the fourth quarter of 2023 decreased compared to the fourth quarter of 2022 due to a decrease in loan acquisition activity in recent periods and changes in business strategy and market conditions.
•Single-Family loan workout activity decreased to 19,000 from 22,000 in the fourth quarter of 2022, as the seriously delinquent loan population continued to decline.
•Credit enhancement coverage of the Single-Family mortgage portfolio remained at 61%, unchanged from the fourth quarter of 2022.

Freddie Mac Fourth Quarter and Full-Year 2023 Financial Results
February 14, 2024

Multifamily Segment
Financial Results

Net Revenues
(In billions)

Net Income
(In billions)

Comprehensive Income
(In billions)

(Dollars in millions)	4Q 2023	3Q 2023	Change	4Q 2022	Change	2023	2022
Net interest income	$237	$215	$22	$225	$12	$885	$938
Non-interest income	359	548	(189)	363	(4)	2,077	1,575
Net revenues	596	763	(167)	588	8	2,962	2,513
(Provision) benefit for credit losses	(81)	(41)	(40)	(54)	(27)	(300)	(69)
Non-interest expense	(193)	(266)	73	(179)	(14)	(784)	(671)
Income before income tax expense	322	456	(134)	355	(33)	1,878	1,773
Income tax expense	(66)	(94)	28	(72)	6	(379)	(348)
Net income	256	362	(106)	283	(27)	1,499	1,425
Total other comprehensive income (loss), net of taxes and reclassification adjustments	132	25	107	3	129	156	(318)
Comprehensive income	$388	$387	$1	$286	$102	$1,655	$1,107
Fourth Quarter 2023
Net income of $0.3 billion, down 10% year-over-year.
•Net revenues remained $0.6 billion, essentially unchanged year-over-year.
•Provision for credit losses was $0.1 billion in the fourth quarter of 2023, driven by a credit reserve build due to deterioration in overall loan performance.
Full-Year 2023
Net income of $1.5 billion, up 5% year-over-year.
•Net revenues were $3.0 billion, up 18% year-over-year. Net interest income was $0.9 billion, down 6% year-over-year, primarily due to lower prepayment income driven by higher mortgage interest rates, partially offset by higher net interest income from mortgage loans. Non-interest income was $2.1 billion, up 32% year-over-year, primarily driven by lower fair value losses on Multifamily guarantee assets, net of the related interest-rate risk management activities.
•Provision for credit losses was $0.3 billion for 2023, driven by a credit reserve build due to increased uncertainty in forecasted economic and multifamily market conditions as well as deterioration in overall loan performance.
•Non-interest expense was $0.8 billion, up 17% year-over-year, primarily driven by an allocation of $63 million for the accrual for an adverse judgment at trial.

Freddie Mac Fourth Quarter and Full-Year 2023 Financial Results
February 14, 2024

Multifamily Segment
Business Results
New Business Activity
(UPB in billions)

Mortgage Portfolio
(UPB in billions)
Delinquency Rate

	4Q 2023	3Q 2023	Change	4Q 2022	Change	2023	2022
New Business Statistics:
Number of rental units financed (in thousands)(1)	155	118	37	252	(97)	447	693
Affordable to low-income families (%)(2)	67	66	1	67	—	67	74
Affordable to low- to moderate-income families (%)(3)	94	90	4	95	(1)	92	96
Weighted average original LTV (%)	59	60	(1)	58	1	59	61
Weighted average original debt service coverage ratio	1.27	1.26	0.01	1.25	0.02	1.27	1.30
UPB covered by new CRT issuance (in billions)	$11	$17	$(6)	$16	($5)	$52	$62
Portfolio Statistics:
Average guarantee fee rate charged (bps)	46	46	—	43	3	46	43
Credit-Related Statistics:
Credit enhancement coverage (%)	94	95	(1)	93	1	94	93
(1) Includes rental units financed by supplemental loans.
(2) Eligible units acquired affordable to families earning at or below 80% of AMI.
(3) Eligible units acquired affordable to families earning at or below 120% of AMI.
Business Highlights
•The company provided financing for 155,000 multifamily rental units. 67% of eligible multifamily rental units financed were affordable to low-income families.
•The Multifamily delinquency rate increased to 0.28% at December 31, 2023, primarily driven by an increase in delinquent loans in the Multifamily senior housing and small balance loan portfolios. 89% of the delinquent loans in the Multifamily mortgage portfolio at December 31, 2023 had credit enhancement coverage.
•The UPB of mortgage loans covered by new CRT transactions decreased in the fourth quarter of 2023, compared to the fourth quarter of 2022, primarily due to the issuance of Multifamily Credit Insurance Pool (MCIP) and Structured Credit Risk (SCR) Trust note transactions in the fourth quarter of 2022. There were no MCIP or SCR Trust note transactions in the fourth quarter of 2023.

Freddie Mac Fourth Quarter and Full-Year 2023 Financial Results
February 14, 2024

About Freddie Mac’s Conservatorship
Since September 2008, Freddie Mac has been operating under conservatorship with FHFA as Conservator. The support provided by Treasury pursuant to the Purchase Agreement enables the company to maintain access to the debt markets and have adequate liquidity to conduct its normal business operations. The amount of funding available to Freddie Mac under the Purchase Agreement was $140.2 billion at December 31, 2023.
Pursuant to the Purchase Agreement, Freddie Mac will not be required to pay a dividend to Treasury on the senior preferred stock until it has built sufficient capital to meet the capital requirements and buffers set forth in the Enterprise Regulatory Capital Framework. As a result, the company was not required to pay a dividend to Treasury on the senior preferred stock in December 2023. As the company builds capital during this period, the quarterly increases in its Net Worth Amount have been, or will be, added to the aggregate liquidation preference of the senior preferred stock. The liquidation preference of the senior preferred stock increased to $117.3 billion on December 31, 2023 based on the increase in the Net Worth Amount during the third quarter of 2023, and will increase to $120.4 billion on March 31, 2024 based on the increase in the Net Worth Amount during the fourth quarter of 2023.
Additional Information
For more information, including information related to Freddie Mac’s financial results, conservatorship, and related matters, see the company’s Annual Report on Form 10-K for the year ended December 31, 2023 and the company’s Fourth Quarter 2023 Financial Results Supplement. These documents are available on the Investor Relations page of the company’s website at www.FreddieMac.com.
Additional information about Freddie Mac and its business is also set forth in the company’s other filings with the SEC, which are available on the Investor Relations page of the company’s website at www.FreddieMac.com and the SEC’s website at www.sec.gov. Freddie Mac encourages all investors and interested members of the public to review these materials for a more complete understanding of the company’s financial results and related disclosures.
Webcast Announcement
Management will host a conference call at 9 a.m. Eastern Time on February 14, 2024, to share the company’s results with the media. The conference call will be concurrently webcast. To access the audio webcast, use the following link: https://edge.media-server.com/mmc/p/rsfe7m2g. The replay will be available on the company’s website at www.FreddieMac.com for approximately 30 days. All materials related to the call will be available on the Investor Relations page of the company’s website at www.FreddieMac.com.

Media Contact: Frederick Solomon (703) 903-3861	Investor Contact: Mahesh Lal (571) 382-4732

*    *    *    *
This press release contains forward-looking statements, which may include statements pertaining to the conservatorship, the company’s current expectations and objectives for its Single-Family and Multifamily segments, its efforts to assist the housing market, liquidity and capital management, economic and market conditions and trends including, but not limited to, changes in observed and forecasted house price appreciation, its market share, the effect of legislative and regulatory developments and new accounting guidance, the credit quality of loans the company owns or guarantees, the costs and benefits of the company’s CRT transactions, the impact of banking crises or failures, the effects of natural disasters, other catastrophic events, and significant climate change effects and actions taken in response thereto on its business, results of operations, and financial condition. Forward-looking statements involve known and unknown risks and uncertainties, some of which are beyond the company’s control. Management’s expectations for the company’s future necessarily involve a number of assumptions, judgments, and estimates, and various factors, including changes in economic and market conditions, liquidity, mortgage spreads, credit outlook, actions by the U.S. government (including FHFA, Treasury, and Congress) and state and local governments, changes in the fiscal and monetary policies of the Federal Reserve, the impact of any downgrade in our credit ratings or those of the U.S. government, and the impacts of legislation or regulations and new or amended accounting guidance, that could cause actual results to differ materially from these expectations. These assumptions, judgments, estimates, and factors are discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2023, which is available on the Investor Relations page of the company’s website at www.FreddieMac.com and the SEC’s website at www.sec.gov. The

Freddie Mac Fourth Quarter and Full-Year 2023 Financial Results
February 14, 2024

company undertakes no obligation to update forward-looking statements it makes to reflect events or circumstances occurring after the date of this press release.
Freddie Mac’s mission is to make home possible for families across the nation. Freddie Mac promotes liquidity, stability, affordability and equity in the housing market throughout all economic cycles. Since 1970, Freddie Mac has helped tens of millions of families buy, rent or keep their home.

Freddie Mac Fourth Quarter and Full-Year 2023 Financial Results
February 14, 2024

FREDDIE MAC
Consolidated Statements of Income and Comprehensive Income

(In millions, except share-related amounts)	4Q 2023	3Q 2023	4Q 2022	2023	2022
Net interest income
Interest income	$27,822	$26,799	$23,816	$105,363	$83,458
Interest expense	(23,053)	(22,050)	(19,228)	(86,821)	(65,453)
Net interest income	4,769	4,749	4,588	18,542	18,005
Non-interest income
Guarantee income	539	301	383	1,615	783
Investment gains, net	(34)	555	(280)	707	1,969
Other income	99	85	142	365	507
Non-interest income	604	941	245	2,687	3,259
Net revenues	5,373	5,690	4,833	21,229	21,264
(Provision) benefit for credit losses	467	263	(575)	872	(1,841)
Non-interest expense
Salaries and employee benefits	(409)	(418)	(390)	(1,606)	(1,509)
Credit enhancement expense	(585)	(634)	(559)	(2,339)	(2,118)
Benefit for (decrease in) credit enhancement recoveries	(27)	(103)	44	(189)	236
Legislative assessments expense	(759)	(757)	(749)	(3,002)	(3,009)
Other expense	(410)	(664)	(388)	(1,766)	(1,419)
Non-interest expense	(2,190)	(2,576)	(2,042)	(8,902)	(7,819)
Income before income tax expense	3,650	3,377	2,216	13,199	11,604
Income tax expense	(736)	(692)	(453)	(2,661)	(2,277)
Net income	2,914	2,685	1,763	10,538	9,327
Other comprehensive income (loss), net of taxes and reclassification adjustments	147	19	25	166	(342)
Comprehensive income	$3,061	$2,704	$1,788	$10,704	$8,985
Net income	$2,914	$2,685	$1,763	$10,538	$9,327
Amounts attributable to senior preferred stock	(3,061)	(2,704)	(1,788)	(10,704)	(8,985)
Net income attributable to common stockholders	($147)	($19)	($25)	($166)	$342
Net income per common share	($0.05)	($0.01)	($0.01)	($0.05)	$0.11
Weighted average common shares (in millions)	3,234	3,234	3,234	3,234	3,234

Freddie Mac Fourth Quarter and Full-Year 2023 Financial Results
February 14, 2024

FREDDIE MAC
Consolidated Balance Sheets

	December 31,	December 31,
(In millions, except share-related amounts)	2023	2022
Assets
Cash and cash equivalents (includes $978 and $707 of restricted cash and cash equivalents)	$6,019	$6,360
Securities purchased under agreements to resell	95,148	87,295
Investment securities, at fair value	43,275	38,701
Mortgage loans held-for-sale (includes $7,356 and $3,218 at fair value)	12,941	12,197
Mortgage loans held-for-investment (net of allowance for credit losses of $6,383 and $7,391 and includes $1,806 and $1,214 at fair value)	3,083,665	3,022,318
Accrued interest receivable	9,925	8,529
Deferred tax assets, net	4,076	5,777
Other assets (includes $6,095 and $5,890 at fair value)	25,927	27,156
Total assets	$3,280,976	$3,208,333
Liabilities and equity
Liabilities
Accrued interest payable	$8,812	$7,309
Debt (includes $2,476 and $3,047 at fair value)	3,208,346	3,145,832
Other liabilities (includes $873 and $759 at fair value)	16,096	18,174
Total liabilities	3,233,254	3,171,315
Commitments and contingencies
Equity
Senior preferred stock (liquidation preference of $117,309 and $107,878)	72,648	72,648
Preferred stock, at redemption value	14,109	14,109
Common stock, $0.00 par value, 4,000,000,000 shares authorized, 725,863,886 shares issued and 650,059,553 shares outstanding	—	—
Retained earnings (accumulated deficit)	(35,128)	(45,666)
AOCI, net of taxes, related to:
Available-for-sale securities	72	(84)
Other	(94)	(104)
Total AOCI, net of taxes	(22)	(188)
Treasury stock, at cost, 75,804,333 shares	(3,885)	(3,885)
Total equity	47,722	37,018
Total liabilities and equity	$3,280,976	$3,208,333
The table below presents the carrying value and classification of the assets and liabilities of consolidated variable interest entities (VIEs) on the company's consolidated balance sheets.
	December 31,	December 31,
(In millions)	2023	2022
Assets:
Cash and cash equivalents (includes $890 and $610 of restricted cash and cash equivalents)	$891	$611
Securities purchased under agreements to resell	9,396	9,703
Investment securities, at fair value	65	126
Mortgage loans held-for-investment, net	3,039,461	2,971,601
Accrued interest receivable, net	8,885	7,944
Other assets	4,858	5,019
Total assets of consolidated VIEs	$3,063,556	$2,995,004
Liabilities:
Accrued interest payable	$7,527	$6,619
Debt	3,041,927	2,979,070
Total liabilities of consolidated VIEs	$3,049,454	$2,985,689